10KSB96\Ex1110Ka.doc
EXHIBIT 11
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Statement Re Computation of Per Share Earnings
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                                                          9 Month Period Ended September 30
                                                                                 1995
Pro Forma - Primary Earnings Per Share                         1996           (Unaudited)

Net Income from Continuing Operations before Income        $ 474,394          $  87,326
Taxes

Pro Forma Income Tax assuming retroactive application of     163,400             12,700
       change in Subchapter S status.

Net Income                                                 $ 310,994          $  74,626


Pro Forma - Primary earnings per common share             $    $0.05        $     $0.01

Pro Forma Weighted Average Shares Outstanding
(Unaudited)

Shares Outstanding beginning of year                       18,003,500
Shares retired in connection to merger                    (17,497,500)

Outstanding Shares                                            506,000           506,000
Shares issued in merger                                     5,250,176         5,250,176
Weighted Shares issued for consulting services                 21,168                 -

Pro Forma - Weighted average number of shares
outstanding
       assuming recapitalization in prior periods           5,777,344         5,756,176
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